Exhibit 4.2

Execution Version

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: May 20, 2025

Original Principal Amount: $5,000,000

CONVERTIBLE PROMISSORY NOTE

THIS CONVERTIBLE PROMISSORY NOTE is one of a series of duly authorized and validly issued Convertible Promissory Notes (this note, the “Note” and, collectively with the other notes of such series, the “Notes”) of Datavault AI Inc., a Delaware corporation (the “Company”), having its principal place of business at 15268 NW Greenbrier Pkwy, Beaverton, OR 97006, and to be issued pursuant to that certain Asset Purchase Agreement between the Company and CompuSystems, Inc., a Texas corporation (“CompuSystems”), dated as of December 19, 2024, as amended from time to time (the “Asset Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Asset Purchase Agreement.

FOR VALUE RECEIVED, the Company promises to pay to CompuSystems, or its registered assigns (the “Holder”) the principal sum of $5,000,000 on the two-year anniversary of the Closing (the “Maturity Date”); provided that the Company has cash on hand (inclusive of available revolving line(s) of credit and/or other similar instruments) of at least $30,000,000.00 on the Maturity Date, or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note on and after the six-month anniversary of the Closing in accordance with the provisions hereof. This Note is subject to the following additional provisions:

1.	Conversion.

(a)            Optional Conversion. At any time after the six-month anniversary of the Closing the Holder may convert (the “Optional Conversion”) the entire outstanding principal amount of this Note and any accrued but unpaid interest thereon (the “Note Balance”) into shares common stock of the Company, par value $0.0001 per share (the “Common Stock”) at a conversion price equaling to the average VWAP during the thirty (30) consecutive Trading Days ending on the Trading Day that is immediately prior to the conversion date subject to a floor price of $1.40 per share and ceiling price of $2.50 per share (the “Conversion Price”). Such Optional Conversion shall be affected by the provision of written notice by the Holder to the Company (such date, the “Optional Conversion Date”).

i.	“Trading Day” means a day on which the principal Trading Market is open for trading.

ii.	“Trading Market” means any of the following markets or exchanges on which the shares of Common Stock will, in accordance with the terms hereof, be listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; or the New York Stock Exchange (or any successors to any of the foregoing).

iii.	“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(b)            Conversion on a Change of Control. If there shall be a Change of Control (as defined below) at any time while this Note remains outstanding and prior to the Optional Conversion Date, then upon the election of the Holder, the Company shall pay to the Holder, at the closing of such Change of Control, in full satisfaction of the Company’s obligations under the Note, an amount in cash or equivalent Common Stock equal to the amount the Holder would have been paid if the Holder converted its Note Balance into shares of Common Stock immediately prior to such closing at the Conversion Price. The Company shall provide written notice of the Change of Control (including a summary of the material terms thereof and the closing date) to the Holder, at such Holder’s address appearing in the records of the Company, at least ten (10) business days prior to the date fixed for the closing of the Change of Control. “Change of Control” shall mean a merger or consolidation in which the Company’s stockholders immediately prior to the transaction do not own, directly or indirectly, more than 50% of the capital stock of the surviving corporation, the acquisition of more than 50% of the Company’s outstanding capital stock by a single person, entity or group or persons or entities acting in concert, which person(s), entity/entities or group was/were not affiliated with the Company prior to such acquisition, or sale or transfer of all or substantially all of the assets of the Company or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; provided, however, that the Company’s contemplated asset purchase with Data Vault Holdings Inc. a Delaware corporation, shall not be considered as a Change of Control for the purposes of this Section 1(b).

(c)            Mandatory Conversion. The entire outstanding Note Balance shall automatically be converted into fully paid and non-assessable shares of Common Stock on the Maturity date at the Conversion Price, in accordance with terms set forth in this Note (the “Mandatory Conversion”). Such Mandatory Conversion shall be affected by the provision of written notice by the Company to the Holder (such date, the “Mandatory Conversion Date”).

(d)            Interest. The Company shall pay interest (computed on the basis of a 365-day year for the actual number of days elapsed) accruing from the six-month anniversary of the Closing on the unpaid balance of such principal amount no less frequently than quarterly per calendar quarter outstanding at the rate of five percent (5%) per annum, compounded annually, until paid in full or converted as provided herein. The payment of the accrued interest shall occur on the last Business Day of each calendar quarter.

(e)            Fractional Shares. No fractional shares of capital stock of the Company shall be issued upon conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(f)            Mechanics of Conversion.

   (i)            The date of conversion of this Note (the “Conversion Date”), as applicable, shall be the earliest of (A) the Optional Conversion Date if this Note is converted pursuant to Section 1(a), (B) the Mandatory Conversion Date if this Note is converted pursuant to Section 1(c), or (C) the closing date of the Change of Control if this Note is converted pursuant to Section 1(b). On or before the Conversion Date, the Holder shall surrender this Note for conversion at the place designated in any applicable notice or to the Company if not so designated. In connection with surrendering this Note, the Holder shall deliver a notice which shall state the Holder’s name or the names of its nominees in which such holder wishes the certificate for shares of Common Stock to be issued. If required by the Company, the Note surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of surrender, in form satisfactory to the Company, duly executed by the Holder or its attorney duly authorized in writing. The Company shall, as soon as practicable after the Conversion Date, issue and deliver to the Holder, or to its nominees, a certificate for the number of shares of Common Stock, to which the Holder shall be entitled, together with cash in lieu of any fraction of a share. In connection with the conversion of this Note, the Holder shall execute and deliver to the Company any documentation reasonably required by the Company. The Company shall not be required to issue or deliver the capital stock into which this Note may convert until the Holder has surrendered this Note to the Company and delivered to the Company any such documentation.

(ii)            Upon any conversion of this Note, no adjustments to the conversion price shall be made for any declared or accrued but unpaid dividends on the capital stock delivered upon conversion.

(iii)           Immediately upon the Conversion Date, this Note shall no longer be deemed to be outstanding and all rights of the Holder with respect to this Note shall immediately cease and terminate, except only the right of the Holder to receive the shares of Company capital stock to which it is entitled as a result of the conversion on the Conversion Date and/or the payment of cash, as applicable. Notwithstanding the foregoing, in the event that a Change of Control is not consummated on or about the date set for such closing, this Note shall be deemed to continue to remain outstanding.

(iv)           The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Company capital stock in a name other than that of the Holder, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

2.     Additional Payments. In the event the Company has cash on hand (inclusive of available revolving line(s) of credit and/or other similar instruments) of at least $30,000,000.00 on any last Business Day of any calendar month after the six-month anniversary of the Closing, then the Company shall within five (5) Business Days provide Holder written notice that it has crossed the threshold and Holder shall thereafter be entitled to demand in writing and receive payment within five (5) Business Days of the Note Balance from the Company in cash. Upon Holder’s receipt of such payment, this Note shall no longer be deemed to be outstanding and all rights of the Holder shall immediately cease and terminate.

3.     Transfer Restrictions.

(a)            This Note and the shares of Common Stock, into which the Note may be converted (the “Underlying Shares”, and together with the Note, the “Securities”) may only be transferred in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement (the “Registration Statement”) or Rule 144, to the Company or to an affiliate of the Holder, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of the Holder under this Agreement.

(b)            The Holder agrees to the imprinting, so long as is required by this Section 3, of a legend on any of the Securities in the following form:

“THE ISSUE AND SALE OF THIS SECURITY AND THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, THIS SECURITY AND THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(c)            Certificates evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 3(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) if such Underlying Shares are eligible for sale under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Underlying Shares and without volume or manner-of-sale restrictions, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the transfer agent or the Holder promptly if required by the transfer agent to effect the removal of the legend hereunder, or if requested by the Holder (if any of the foregoing conditions are satisfied), respectively. If all or any portion of a Note is converted at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Underlying Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Underlying Shares shall be issued free of all legends. The Company agrees that at such time as such legend is no longer required under this Section 3(c), it will, no later than two (2) Trading Days (such date, the “Legend Removal Date”), deliver or cause to be delivered to the Holder a certificate representing such shares that is free from all restrictive and other legends. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the transfer agent to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company System as directed by the Holder.

(d)            The Holder agrees with the Company that the Holder will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 3 is predicated upon the Company’s reliance upon this understanding.

4.     Default. This Note and all amounts due hereunder shall become immediately due and payable in cash without notice or demand upon the occurrence at any time of any of the following events of default (individually, “an Event of Default” and collectively, “Events of Default”):

(a)            default in the payment when due of any principal or interest under this Note;

(b)            the institution against the Company of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing;

(c)            the institution by the Company of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Company of an assignment for the benefit of creditors; or

(d)            there shall be a dissolution, termination of existence, suspension or discontinuance of the Company’s business for a continuous period of twenty (20) days or it ceases to operate as going concern.

Upon the occurrence of an Event of Default under this Note and during the continuation thereof, the Holder shall, if permitted by applicable law, do one or both of the following: (a) increase the rate of interest on the aggregate outstanding principal balance and any other amounts then owing by Company to Holder to ten percent (10%) per annum, compounded annually, until paid in full; and (b) add any unpaid accrued interest to principal, and such sum shall bear interest therefrom until paid in full at ten percent (10%) per annum, compounded annually. In the event any rate(s) in this Note exceed the maximum rate permitted by applicable law, such rate(s) shall be reduced to comply with applicable law.

In addition, upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the laws as from time to time in effect in the State of Delaware or afforded by other applicable law.

5.     Holder’s Conversion Limitations. Except as set forth in this Section 5, a Holder shall not have the right to convert any portion of this Note and this Note shall not be automatically converted, to the extent that after giving effect to such conversion, such Holder (together with such Holder’s Affiliates, any other Persons acting as a group together, and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s and the other Attribution Parties (as defined below) for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act,” and such Persons, “Attribution Parties”)) would beneficially own in excess of 19.99% (the “Beneficial Ownership Limitation”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unconverted portion of this Note beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Proxy Statement, Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a Holder, where such request indicates that it is being made pursuant to this Section 5, the Company shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by a Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms hereof in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by a Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert this Note pursuant to this Section 5 shall have any effect on the applicability of the provisions of this Section 5 with respect to any subsequent determination of whether this Note may be converted. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

6.     Prepayment. The Company may prepay this Note in whole or in part at any time with the written consent of the Holder. All accrued and unpaid interest on this Note shall be paid at the time of such prepayment.

7.     No Rights as Stockholder. Nothing contained in this Note shall be construed as conferring upon the Holder or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as a stockholder of the Company, unless and to the extent the Note has been converted into shares of Common Stock.

8.      General.

(a)            Reservation of Stock. Upon any conversion of this Note, the Company will take all corporate action as may be necessary to increase its authorized but unissued shares of Common Stock, to such number of shares as shall be sufficient to effect the conversion of this Note, including, without limitation, using commercially reasonable efforts to obtain the requisite board and stockholder approval of any necessary amendment to the Company’s certificate of incorporation.

(b)            Successors and Assigns. This Note, and the obligations and rights hereunder, shall be binding upon and inure to the benefit of, as applicable, the Company, the Holder, and their respective heirs, successors and permitted assigns. This Note may not be assigned by the Holder without the prior written consent of the Company.

(c)            Amendments; Waivers. No provision in this Note may be modified, amended or waived (either generally or in a particular instance and either retroactively or prospectively) unless it is in a writing signed by the Company and the Holder.

(d)            Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

(e)            Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Notwithstanding any other provision of this Note, the Company shall not be required to pay any interest or other amounts, fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Company or credited to reduce principal hereunder.

(f)             Notices. All notices, requests, consents and demands shall be made in writing to the Company or to the Holder of this Note at their respective addresses set forth in the Asset Purchase Agreement or to such other address as provided therein. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (iv) if sent by registered or certified mail, on the fifth day following the day such mailing is made.

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IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first above written by the duly authorized representative of the Company.

DATAVAULT AI INC.

By:	/s/ Nathaniel Bradley
	Name:	Nathaniel Bradley
	Title:	Chief Executive Officer

[Signature Page to Six-Month Convertible Promissory Note]